CORNERSTONE TOTAL RETURN FUND, INC.
                     CORNERSTONE STRATEGIC RETURN FUND, INC.
                CORNERSTONE PROGRESSIVE RETURN FUND (THE "FUND")
                           (COLLECTIVELY THE "FUNDS")

                             SECRETARY'S CERTIFICATE

I, Thomas R. Westle, Secretary of the Fund, a closed-end management investment company organized under the laws of the State of Delaware, hereby certify that the following resolutions were duly and unanimously adopted by the Trustees, including a majority of the non-interested Trustees, at a special telephonic meeting held on September 26, 2007 and such resolutions are in full force and effect as of the date hereof:


APPROVAL OF JOINT FIDELITY BOND


                  RESOLVED, that it is the finding of the Board of Trustees of the Fund that the fidelity bond for the Funds, written by National Union Fire Insurance Company (the "Bond"), which is in the aggregate amount of $1,525,000 to cover, among others, officers and employees of the Funds, in accordance with Rule 17g-1 under the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Funds to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Funds and the nature of the securities of the Funds; and further

                  RESOLVED, that the allocation and payment of the premium by each of the Funds under the Bond in the amounts presented at this meeting is hereby ratified by the Board of Trustees of the Fund, including a majority of the disinterested Trustees, after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of business activities of those other parties, the amount of the Bond and the amount of the premium, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to Fund under the Bond is less than the premium that the Fund would have had to pay had it maintained a single insured Bond; and further RESOLVED, that the Bond is hereby ratified by the Board of Trustees, including a majority of the disinterested Trustees; and further


                  RESOLVED, that the officers of the Fund be, and each hereby is, authorized to execute and deliver such documents as may be required to effect the foregoing resolutions, to pay any premium as may from time to time be required and to take such further action as may be required by applicable laws, rules or regulations in connection with implementing the foregoing resolutions.





                  /s/ Thomas R. Westle
                  ---------------------
                  Thomas R. Westle
                  Secretary of each Fund